Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Quidel Corporation of our report dated March 22, 2010 relating to the financial statements of Diagnostic Hybrids, Inc., which appears in Quidel Corporation’s Current Report on Form 8-K/A dated March 22, 2010.
/s/ PricewaterhouseCoopers LLP
Cincinnati, Ohio
May 14, 2010